[BUNGE LOGO OMITTED]
                                                                       Exhibit 2


                                           Contact:  Stewart Lindsay
                                                     Edelman
                                                     1-212-704-4435
                                                     stewart.lindsay@edelman.com



              Bunge Completes $200 Million Offering of Senior Notes and Private Placement of $486 Million of Senior Guaranteed Notes


WHITE PLAINS, NY - October 15, 2002 - Bunge Limited (NYSE: BG) announced today that it has completed an offering pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended, of $200 million aggregate principal amount of 7.80% senior notes due 2012. The notes were issued by Bunge's wholly owned subsidiary, Bunge Limited Finance Corp., and guaranteed by Bunge.

In addition, on September 25, 2002, Bunge completed a private placement of $486 million aggregate principal amount of senior guaranteed notes, which were also issued by Bunge Limited Finance Corp. and guaranteed by Bunge. The notes were issued in three series comprised of $82 million of 6.31% senior guaranteed notes due 2007, $53 million of 6.78% senior guaranteed notes due 2009 and $351 million of 7.44% senior guaranteed notes due 2012.

Bunge intends to use the net proceeds from the offering and the private placement to reduce indebtedness under its commercial paper program and for general corporate purposes, which may include payments made in connection with acquisition activities.

The senior notes and senior guaranteed notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Bunge Limited

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with primary operations in North and South America and worldwide distribution capabilities. Headquartered in White Plains, New York, Bunge has over 18,000 employees and operations in 21 countries. Bunge is the largest processor of soybeans in the Americas and the largest producer and supplier of fertilizers to farmers in South America. With its acquisition of Cereol S.A. on October 15, 2002, Bunge became the world's leading oilseed processing company.

About Cereol

Cereol, a subsidiary of Bunge Limited, is a leader in the processing of oilseeds, principally soybeans, rapeseed, canola and sunflower seed, and in the manufacturing, distribution and sale of food oils, meals for animal nutrition and food ingredients such as proteins and lecithins. Cereol is based in Neuilly-sur-Seine, France, and has primary operations in North America and Europe. Cereol employs approximately 5,750 people, operates 52 industrial plants and has worldwide distribution capabilities.


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Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: our ability to successfully integrate Cereol's operations and recognize anticipated benefits from the acquisition, estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions in Brazil and Argentina; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.



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